Exhibit 3.1

WELLS FARGO & COMPANY

CERTIFICATE OF DESIGNATION

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

6.55% FIXED RATE RESET NON-CUMULATIVE PERPETUAL CLASS A

PREFERRED STOCK, SERIES HH

(Without Par Value)

WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”), which authorize the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon Securities Committee I of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the unanimous written consent of the Committee duly adopted on August 13, 2026, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 25, 2016, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1.  Designation. The shares of such series of Preferred Stock shall be designated 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, with no par value and a liquidation preference amount of $25,000 per share (the “Series HH Preferred Stock”). Each share of Series HH Preferred Stock shall be identical in all respects to every other share of Series HH Preferred Stock except with respect to the date from which dividends may accrue. Series HH Preferred Stock will rank equally with Parity Stock with respect to the payment of dividends and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and will rank senior to Junior Stock with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.  Number of Shares. The number of authorized shares of Series HH Preferred Stock shall be 70,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series HH Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series HH Preferred Stock.

Section 3.  Definitions. As used herein with respect to Series HH Preferred Stock:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York, subject to any adjustments made by the Calculation Agent as provided for herein.

“Calculation Agent” means a calculation agent appointed by the Corporation prior to the first Reset Dividend Determination Date or any successor appointed by the Corporation thereafter. A record of the selection of the Calculation Agent or any successor will be maintained by the Corporation and available to any stockholder upon request.

“Certificate of Designation” means this Certificate of Designation relating to the Series HH Preferred Stock, as it may be amended from time to time.

“Common Stock” means the common stock of the Corporation, par value $1 2⁄3 per share, as the same exists at the date of this Certificate of Designation or as such stock may be constituted from time to time.

“Depositary Company” has the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” has the meaning set forth in Section 4(a) hereof.

“Dividend Period” has the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“First Reset Date” has the meaning set forth in Section 4(a) hereof.

“Five-year Treasury Rate” means:

(1)	the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion; or

(2)

if no calculation is provided as described above, then the Calculation Agent will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the Five-year Treasury Rate or (ii) if there is no such industry-accepted substitute or successor for the Five-year Treasury Rate, a substitute or successor rate that is most comparable to the Five-year Treasury Rate. Upon selection of a substitute or successor rate, the Calculation Agent may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the Business Day convention, the definition of Business Day, the Reset Dividend Determination Date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the Five-year Treasury Rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which the Series HH Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Nonpayment Event” shall have the meaning set forth in Section 7(b).

“Parity Stock” means any other class or series of stock of the Corporation now existing or hereafter authorized that ranks on par with the Series HH Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Preference Stock” means any and all series of preference stock, having no par value, of the Corporation.

“Preferred Stock” means any and all series of preferred stock, having no par value, of the Corporation, including the Series HH Preferred Stock.

“Preferred Stock Directors” shall have the meaning set forth in Section 7(b).

“Regulatory Capital Treatment Event” means the Corporation’s reasonable determination that as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after August 12, 2026; (ii) proposed change in those laws or regulations that is announced or becomes effective on or after August 12, 2026; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after August 12, 2026, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of all shares of Series HH Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series HH Preferred Stock is outstanding.

“Reset Date” has the meaning set forth in Section 4(a) hereof.

“Reset Dividend Determination Date” has the meaning set forth in Section 4(a) hereof.

“Reset Period” has the meaning set forth in Section 4(a) hereof.

“Series HH Preferred Stock” has the meaning set forth in Section 1 hereof.

“Voting Parity Stock” means any Parity Stock having similar voting rights as the Series HH Preferred Stock.

Section 4.  Dividends.

(a)  Rate. Dividends on the Series HH Preferred Stock will not be mandatory. Holders of Series HH Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference amount of $25,000 per share of the Series HH Preferred Stock, payable quarterly in arrears on the 15th day of each March, June, September and December, commencing December 15, 2026 (long first Dividend Period), and accruing at an annual rate equal to (i) 6.55% from, and including, August 19, 2026 to, but excluding, September 15, 2031 (the “First Reset Date”), and (ii) the Five-year Treasury Rate as of the most recent Reset Dividend Determination Date plus 2.174% for each Reset Period, from, and including, the First Reset Date, commencing on December 15, 2031; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). A “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, August 19, 2026 to, but excluding, December 15, 2026. A “Reset Period” means the period from, and including, a Reset Date to, but excluding, the next succeeding Reset Date, except for the initial Reset Period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding Reset Date. A

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the immediately preceding Reset Date, and no Reset Date, including the First Reset Date, will be adjusted due to the occurrence of a non-Business Day. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day that is three Business Days prior to the applicable Reset Date, subject to any adjustments made by the Calculation Agent as provided for herein. The record date for payment of dividends on the Series HH Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other date as determined by the Corporation’s Board of Directors. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The Calculation Agent’s determination of the rate of any dividend for each Reset Period and its calculation of the amount of dividends, and any other adjustments made by the Calculation Agent pursuant to the terms hereof will be maintained on file at the Calculation Agent’s principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

(b)  Non-Cumulative Dividends. Dividends on shares of Series HH Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series HH Preferred Stock on any Dividend Payment Date are not declared prior to such Dividend Payment Date, then such dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series HH Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on the Dividend Payment Date for such Dividend Period or at any time in the future or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series HH Preferred Stock or any other series of authorized Preferred Stock, Preference Stock, or Common Stock of the Corporation.

(c)  Priority of Dividends. So long as any shares of Series HH Preferred Stock remain outstanding:

(1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock, and no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation (other than, subject to any other provision of the Restated Certificate of Incorporation, (i) a dividend payable solely in shares of Junior Stock, (ii) any dividend in connection with the implementation of a stockholder rights plan, or the redemption or repurchase of any rights under any such plan, (iii) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (iv) as a result of a reclassification of Junior Stock for or into other Junior Stock, (v) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (vi) through the use of proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (vii) any purchase, redemption or other acquisition of Junior Stock pursuant to any of the Corporation’s or any of its subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after August 12, 2026, (viii) any purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the securities being converted or exchanged, (ix) the purchase of Junior Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with the distribution thereof or (x) the purchase of Junior Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with market-making or other secondary market activities in the ordinary course of business); and

(2) no shares of Parity Stock will be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series HH Preferred Stock and such Parity Stock during a Dividend Period (other than (i) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock, (ii) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or Junior Stock, (iii) through the use of proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, (iv) any purchase, redemption or other acquisition of Parity Stock pursuant to any of the Corporation’s or any of its subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after August 12, 2026, (v) any purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the securities being converted or exchanged, (vi) the purchase of Parity Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with the distribution thereof or (vii) the purchase of Parity Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with market-making or other secondary market activities in the ordinary course of business), unless, in each case, full dividends on all outstanding shares of Series HH Preferred Stock for the Dividend Period ending on or immediately prior to the dividend payment date or other payment date for such Junior Stock or Parity Stock have been declared and paid or declared and a sum sufficient for payment of those dividends has been set aside.

Subject to the succeeding sentence, for so long as any shares of Series HH Preferred Stock remain outstanding, no dividends shall be declared, paid, or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series HH Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series HH Preferred Stock and on any Parity Stock but cannot make full payment of those declared dividends, the Corporation will allocate the dividend payments on a proportional basis among the holders of shares of Series HH Preferred Stock and the holders of any Parity Stock then outstanding where the terms of such Parity Stock provide similar dividend rights.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on the Common Stock and any other stock that is Parity Stock or Junior Stock, from time to time out of any assets legally available for such payment, and the shares of Series HH Preferred Stock shall not be entitled to participate in any such dividends.

Section 5.  Liquidation Rights.

(a)  Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series HH Preferred Stock shall be entitled to receive in full out of assets available for distribution to its stockholders before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of Parity Stock or any stock of the Corporation ranking senior to the Series HH Preferred Stock as to such distribution, a liquidating distribution in the amount of $25,000 per share, plus an amount equal to any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation (the “Liquidation Preference”). The holders of Series HH Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)  Partial Payment. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference to all holders of Series HH Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series HH Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preference of Series HH Preferred Stock and all such Parity Stock.

(c)  Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series HH Preferred Stock and all other amounts payable upon liquidation, dissolution or winding up of the Corporation have been paid in full to all holders of any Parity Stock and any other series of Preferred Stock or Preference Stock ranking senior to the Common Stock upon a liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)  Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.  Redemption.

(a)  Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem, subject to the prior approval of the Federal Reserve Board, out of funds legally available therefor, in whole or in part, the shares of Series HH Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after September 15, 2031, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series HH Preferred Stock shall be $25,000 per share plus an amount equal to any dividends that have been declared but not paid up to the redemption date without accumulation of any undeclared dividends.

Notwithstanding the foregoing, within 90 days of the Corporation’s good faith determination that a Regulatory Capital Treatment Event has occurred, the Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may, subject to the approval of the appropriate federal banking agency, redeem out of funds legally available therefor, in whole, but not in part, the shares of Series HH Preferred Stock at the time outstanding, prior to September 15, 2031, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series HH Preferred Stock shall be $25,000 per share plus an amount equal to any dividends that have been declared but not paid, without accumulation of any undeclared dividends.

(b)  Notice of Redemption. Notice of every redemption of shares of Series HH Preferred Stock shall be provided to a Depositary Company (as defined below), as sole holder of the Series HH Preferred Stock, pursuant to the applicable procedures of such Depositary Company. Such notice shall be provided at least 25 days and not more than 55 days before the date fixed for redemption. Any notice given as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice, or any defect in such notice, to any holder of shares of Series HH Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other holder’s shares of Series HH Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series HH Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, if applicable, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for those shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series HH Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c)  Partial Redemption. In case of any redemption of only part of the shares of Series HH Preferred Stock at the time outstanding, the shares of Series HH Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series HH Preferred Stock in proportion to the number of Series HH Preferred Stock held by such holders or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series HH Preferred Stock shall be redeemed from time to time.

(d)  Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.  Voting Rights.

(a)  General. The holders of Series HH Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by applicable law.

(b)  Right To Elect Two Directors Upon Nonpayment Events. Whenever dividends payable on any shares of Series HH Preferred Stock or any class or series of Voting Parity Stock have not been declared and paid in an aggregate amount equal to, as to any class or series, at least six quarterly Dividend Periods or their equivalent, whether or not for consecutive Dividend Periods (a “Nonpayment Event”), the holders of the outstanding Series HH Preferred Stock, voting together as a class with holders of Voting Parity Stock whose voting rights are exercisable, will be entitled to vote for the election of two additional directors of the Corporation’s Board of Directors at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders (the “Preferred Stock Directors”) by a plurality of the votes cast; provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series HH Preferred Stock (together with the holders of shares of any one or more other series of Voting Parity Stock). At elections for such directors, each holder of the Series HH Preferred Stock shall be entitled to 25 votes for each share held (the holders of shares of any other series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock as may be granted to them). The right of the holders of the Series HH Preferred Stock (voting together as a class with the holders of shares of any one or more other series of Voting Parity Stock) to elect Preferred Stock Directors shall continue until such time as the Corporation has paid in full dividends for the equivalent of at least four quarterly Dividend Periods or their equivalent, at which time such right with respect to the Series HH Preferred Stock shall terminate, except as provided by law, and subject to revesting in the event of each and every subsequent default of the character described in this Section 7(b).

Upon any termination of the right of the holders of all shares of Series HH Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, the term of office of all Preferred Stock Directors then in office elected by only those holders voting as a class shall terminate immediately (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director). Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the outstanding shares of Series HH Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a class). In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by a plurality of the votes cast by the holders of Series HH Preferred Stock and Voting Parity Stock having the voting rights described above, voting together as a class, unless the vacancy has already been filled. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this Section 7(b) shall have expired, the number of directors shall be such number as may be provided for in or determined in accordance with the By-Laws irrespective of any increase made pursuant to this Section 7(b).

(c)  Other Voting Rights. In addition to any other vote required by law or the Restated Certificate of Incorporation, so long as any shares of the Series HH Preferred Stock remain outstanding, the vote or consent of the holders of the outstanding shares of Series HH Preferred Stock and outstanding shares of all other series of Voting Parity Stock entitled to vote on the matter, by a vote of at least 66 2/3% in voting power of all such outstanding Series HH Preferred Stock and such Voting Parity Stock, voting together as a class, given in person or by proxy, either by consent without a meeting or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following actions, whether or not such approval is required by Delaware law: (i) the issuance of any class or series of Preferred Stock or Preference Stock ranking senior to the Series HH Preferred Stock in the payment of dividends or the distribution of assets in the event of the Corporation’s voluntary or involuntary liquidation, dissolution or winding up; (ii) any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation, including the Certificate of Designation, or the By-laws that would adversely affect the rights, preferences, privileges or voting powers of the Series HH Preferred Stock; (iii) any amendment or alteration of the Restated Certificate of Incorporation, including the Certificate of Designation, or By-laws to authorize, create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series HH Preferred Stock with respect to either the payment of dividends or in the distribution of assets in the event of the Corporation’s voluntary or involuntary liquidation, dissolution or winding up; or (iv) any consummation of a reclassification involving the Series HH Preferred Stock or a merger or consolidation of the Corporation with another corporation or other entity, except holders of the Series HH Preferred Stock will have no right to vote under this Section 7(c)(iv) if in each case (a) the shares of Series HH Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (b) such shares of Series HH Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series HH Preferred Stock, taken as a whole; provided, however, that any authorization, creation or increase in the authorized amount of or issuance of the Series HH Preferred Stock or any Parity Stock or Junior Stock or any securities convertible into any class or series of Parity Stock (whether dividends payable in respect of such Parity Stock are cumulative or non-cumulative) or Junior Stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Series HH Preferred Stock, and holders of the Series HH Preferred Stock shall have no right to vote thereon.

If any amendment, alteration, repeal, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of voting Preferred Stock (including the Series HH Preferred Stock), then only those series affected by and entitled to vote on the matter shall vote on the matter together as a class (in lieu of all other series of Preferred Stock).

Each holder of the Series HH Preferred Stock will have 25 votes per share on any matter on which holders of the Series HH Preferred Stock are entitled to vote, whether separately or together with any other series of stock of the Corporation (the holders of any shares of any other series of stock being entitled to such number of votes, if any, for each share of stock as may be granted to them), pursuant to Delaware law or otherwise, including by consent.

(d)  Changes after Provision for Redemption. No vote or consent of the holders of Series HH Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series HH Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably set aside in trust or deposited with a bank or trust company to effect such redemption.

(e)   Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series HH Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Certificate of Incorporation, the By-laws and applicable law.

Section 8.  Preemption and Conversion. The holders of Series HH Preferred Stock shall not have any rights of preemption or rights to convert such Series HH Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.  Reacquired Shares. Shares of Series HH Preferred Stock which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

Section 10.  No Sinking Fund. Shares of Series HH Preferred Stock are not subject to the operation of a sinking fund.

Section 11.  Additional Classes or Series of Stock. Notwithstanding anything set forth in the Restated Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors of the Corporation, or any authorized committee of the Board of Directors of the Corporation, (i) without the vote of the holders of the Series HH Preferred Stock, may authorize and issue additional shares of Junior Stock and Parity Stock and (ii) with the requisite vote of the holders of the Series HH Preferred Stock and Parity Stock entitled to vote thereon, may authorize and issue any additional class or series of Preferred Stock or Preference Stock senior to the Series HH Preferred Stock as to the payment of dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designation to be signed by Scott Knoblach, its Senior Vice President and Assistant Treasurer, and Mingli Wu, its Assistant Secretary, this 14th day of August, 2026.

WELLS FARGO & COMPANY

By:	/s/ Scott Knoblach
Scott Knoblach, Senior Vice President and Assistant Treasurer

/s/ Mingli Wu
Mingli Wu, Assistant Secretary

[Signature Page to Series HH Certificate of Designation]